     OMB APPROVAL

OMB Number: 3235-0060

Expires: March 31, 2006

Estimated average burden

hours per response: 2.64

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 24, 2004

Enviro-Energy Corporation

(Exact name of registrant as specified in its charter)

          Delaware

  000-30069

     95-4520761

(State or other jurisdiction

(Commission

(IRS Employer

of incorporation)

File Number)

Identification No.)

2121 N Waterworks, Spokane, WA  99216

(Address of principal executive offices)

Registrant's telephone number, including area code (509) 252-5850

N/A

(Former name or former address, if changed since last report)

SEC 873 (06/2003)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Item 5.  Other Events

On June 24, 2004, Robert Peha, a non-officer Director for Enviro-Energy Corporation, was served legal notice of a lawsuit brought by Cory Colvin and Colvico as Plaintiffs, against Energy Flow Management Inc. (EFMI) and Enviro-Energy Corporation as  Defendants.  In addition, Mr. Colvin has submitted his resignation as an Officer and Director in Enviro-Energy Corporation.  Mr. Colvin’s resignation leaves Enviro-Energy with no remaining corporate officers.

The lawsuit was filed in Washington State Superior Court, Spokane County, and is a Complaint for Rescission under the Washington State Securities Act.  In summary, the lawsuit states that EFMI and Enviro-Energy failed to disclose to Mr. Colvin “numerous adverse material facts about the state of Enviro’s and EFMI’s business affairs”.

Enviro-Energy Corp. has twenty (20) days from the date of service of the lawsuit to respond to the Complaint by stating its defense in writing, and intends to do so.  Robert Peha has contacted outside counsel who specializes in SEC legal disputes.  In addition, Mr. Peha has contacted Mr.Colvin’s attorney, Carl Oreskovich, regarding the lawsuit filed by Mr. Colvin.  Mr. Oreskovich, speaking for Mr. Colvin, has stated his client’s desire to reach an amicable settlement of the lawsuit.  Enviro-Energy Corporation is optimistic about the possibility to settle this issue out of court.

Robert Peha also is seeking outside advice to restructure the Corporation and maximize its value for the shareholders.  Preliminarily, he is currently working with Richard Verdiramo, CEO of Interactive Multimedia Network, Inc. (IMNI), in an advisory capacity to define options for the Corporation, and will be seeking a new Board of Directors and corporate Officers in the near future.  To date there is no contractual or compensatory relationship between the Corporation and Mr. Verdiramo.

Mr. Peha will not be able to answer shareholder questions about this lawsuit or options for the Corporation until further discussions with Mr. Oreskovich and Mr. Verdiramo are conducted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Enviro-Energy Corporation

(Registrant)

/s/ Robert Peha

--------------------------------------------------

Robert Peha, Director

Dated: June 29, 2004